Exhibit 99

INTERNAL CONFIDENTIAL COMMUNICATION

All,

As highlighted in previous meetings, the company faces a large debt burden, limited operating cash, and is not operationally profitable. With this in mind, we’ve had to make the difficult decision to reduce the organization’s workforce.

Today, we notified more than 27% of the company’s employees that, in alignment with our strategic re-focus of the business, their positions have been eliminated. It is a difficult and sad day for everyone, and we will need time to adjust to the impacts of the layoffs. Employees who are impacted were notified today. Our priority is to support them and all of you during this transition.

These decisions were made thoughtfully, with deliberation, and were guided by our values of care and respect. We will be offering severance to all employees displaced by this change. On behalf of the entire leadership team, I want to extend our heartfelt gratitude to the affected team members and thank them for their contribution to Stem over the past years.

It is also important for us to look forward to the future. The work we do as a company is meaningful to the industry and to our customers. The employees who work here believe in the mission of accelerating the energy transition.

The ELT has built out our plans reflecting a pathway to profitability. As leaders, we are taking charge of the business and will focus on the execution of our plans. You are critical to our success here, and we will continuously look to you to help calibrate our method and means as we execute on our plans. Your contributions to these efforts are tremendously valued – as is your role within the Stem team. Accelerating our pace to profitability begins now.

ELT members are following up with townhalls. Please ask us anything.

Thanks,

Arun